SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 27, 2006

PHILLIPS-VAN HEUSEN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-7572	13-1166910
(Commission File Number)	(IRS Employer Identification Number)

200 Madison Avenue, New York, New York 10016
(Address of Principal Executive Offices)

Registrant’s telephone number (212)-381-3500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 1.01.  Entry into a Material Definitive Agreement; Item 1.02. Termination of a Material Definitive Agreement; and Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 27, 2006, Phillips-Van Heusen Corporation (the “Company”) issued a press release, a copy of which is attached as Exhibit 99.1 to this report, to announce that Emanuel Chirico, President and Chief Operating Officer of the Company, was succeeding Mark Weber as Chief Executive Officer, effective immediately.

Mr. Chirico, 48, had been President and Chief Operating Officer of the Company since June 14, 2005 and had been Executive Vice President and Chief Financial Officer from 1998 until his election as President and Chief Executive Officer.  Mr. Chirico is also a director of the Company, as well as Dick’s Sporting Goods, Inc.

In connection with termination of Mr. Weber’s employment and pursuant to his employment agreement with the Company, Mr. Weber entered into a release agreement, a copy of which is attached to this report as Exhibit 10.1.  The release agreement provides for mutual releases between Mr. Weber and the Company with respect to matters arising out of his employment with the Company and the termination thereof.  Additionally, the Company delivered to Mr. Weber a letter confirming that his rights under his employment agreement and other plans and agreements would be determined as provided therein for a termination without cause.  Mr. Weber and the Company also agreed in the letter that:

(i)

Mr. Weber, his wife and any dependent children will continue in the Company’s medical and dental plans, including the Executive Medical Plan, on the same basis (including the continuation of any employee contribution that he was paying as of February 27, 2006, subject to any rate adjustments imposed from time to time on active employees carrying the same coverage and in accordance with such other terms as may be in effect from time to time) until such time as he turns age 65;

(ii)

the non-solicitation provision under Mr. Weber’s employment agreement will be extended to three years;

(iii)

(a) no amounts deemed to be deferred compensation under Section 409A of the Internal Revenue Code (the “Code”) will be paid to Mr. Weber prior to September 1, 2006 so as to avoid the additional tax that would be imposed on Mr. Weber under Code Section 409A if such payments were made prior to such date, (b) all such amounts that would have otherwise been paid prior to September 1, 2006 will be paid on September 1, 2006, and (c) the Company will pay interest on all such amounts that would have otherwise been paid prior to September 1, 2006 at the 10-year T-bill rate as of January 2, 2006; and

(iv)

the Company will pay up to $25,000 of legal fees incurred by Mr. Weber in connection with the termination of his employment.  A copy of the Company’s letter is attached to this report as Exhibit 10.2.

The termination of  Mr. Weber’s employment effectively terminated his employment agreement, dated as of March 3, 2005, with the Company, subject to certain post-termination rights and obligations, including Mr. Weber’s right to severance pay and his obligations pursuant to certain restrictive covenants.  Under his employment agreement, Mr. Weber is entitled to severance in an amount equal to three times his average cash compensation (i.e., base salary and bonus) for the two most recent completed fiscal years of the Company in the event of a termination of employment without cause or for good reason (other than during the two-year period after a change in control).  This severance is payable in accordance with the Company’s payroll schedule in substantially equal installments, except with respect to the payments that would otherwise be payable prior to September 1, 2006 due to the effect of Section 409A of the Code, as discussed above.  It is estimated that Mr. Weber will receive approximately $8 million under this provision.  The agreement also provides that during the period Mr. Weber’s severance is paid, certain welfare benefits are continued for him (and members of his family, to the extent they were participating prior to termination for employment),  but subject to cessation if Mr. Weber obtains replacement coverage from another employer (although there is no duty to seek employment or to mitigate).  Mr. Weber is required to pay the active employee rate for such welfare benefits during the period severance is paid.  In addition, all unvested outstanding stock options granted to Mr. Weber pursuant to the Company’s stock option plans vested immediately and he has until the earlier of (x) three years from the termination date and (y) the scheduled expiration date of each option to exercise the outstanding stock options, other than options granted under the Company’s 1987 Stock Option Plan, which are only exercisable up to 30 days after Mr. Weber’s last day of employment (or the scheduled expiration thereof, if sooner).  The agreement also includes certain restrictive covenants in favor of the Company, including provisions prohibiting the use of confidential information and solicitation of employees by Mr. Weber.  Mr. Weber’s employment agreement is attached as Exhibit 10.29 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2005.

Mr. Weber also was a director of the Company.  Pursuant to his employment agreement, he resigned as a director effective simultaneously with the termination of his employment.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

 (c)

Exhibits:

Exhibit           Description

10.1

Release agreement, dated February 27, 2006, between Mark Weber and Phillips-Van Heusen Corporation.

10.2

Termination letter, dated February 27, 2006, from Phillips-Van Heusen Corporation to Mark Weber

99.1

Press Release, dated February 27, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS-VAN HEUSEN CORPORATION

By: /s/ Mark D. Fischer
Mark D. Fischer, Vice President

Date:   March 3, 2006